Exhibit 10.7

LONG TERM SERVICES AGREEMENT

BY AND BETWEEN

BAXTER INTERNATIONAL INC.

AND

BAXALTA INCORPORATED

DATED AS OF JUNE 30, 2015

i

ii

THIS LONG TERM SERVICES AGREEMENT (this “Agreement”), dated as of June 30, 2015 is by and between BAXTER INTERNATIONAL INC., a Delaware corporation (“Baxter”), and BAXALTA INCORPORATED, a Delaware corporation (“Baxalta”) and each of their respective Subsidiaries (as defined in the Separation and Distribution Agreement) that execute a Joinder Agreement (as defined herein) in accordance with the terms and conditions of this Agreement.

R E C I T A L S:

WHEREAS, the board of directors of Baxter has determined that it is appropriate and advisable to separate Baxter’s biopharmaceuticals business from its other businesses;

WHEREAS, in order to effectuate the foregoing, Baxter and Baxalta have entered into a Separation and Distribution Agreement, dated as of June 30, 2015 (the “Separation and Distribution Agreement”), which provides for, among other things, the contribution from Baxter to Baxalta of certain assets, the assumption by Baxalta of certain Liabilities (as defined in the Separation and Distribution Agreement) from Baxter, the distribution by Baxter of Baxalta common stock to Baxter shareholders, and the execution and delivery of this Agreement and certain other agreements in order to facilitate and provide for the foregoing, in each case subject to the terms and conditions set forth therein; and

WHEREAS, pursuant to the Separation and Distribution Agreement, Baxter and Baxalta and their respective Affiliates have agreed to enter into this Agreement or a Joinder Agreement (as defined herein) hereto (and to which the terms of this Agreement are incorporated), as applicable, pursuant to which each Provider (as defined herein) shall provide the Services (as defined herein) to the applicable Recipient (as defined herein) in accordance with the terms of this Agreement and the applicable Joinder Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties (as defined herein) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Reference is made to Section 9.09 of the Separation and Distribution Agreement regarding the interpretation of certain words and phrases used in this Agreement. In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth in this Section 1.01. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Separation and Distribution Agreement (and any capitalized terms used within those defined terms in the Separation and Distribution Agreement shall also have the meanings given to such terms in the Separation and Distribution Agreement if not otherwise defined in this Agreement).

“Agreement” means this Long Term Services Agreement, each of the Schedules and Exhibits hereto, and each Joinder Agreement executed in connection with Section 2.02.

“Baxter” has the meaning set forth in the Preamble.

“Baxalta” has the meaning set forth in the Preamble.

“Capacity Allocation” has the meaning set forth in Section 2.05(a).

“Charges” has the meaning set forth in Section 2.07(a).

“Commencement Date” means, with respect to the Services between any Provider and Recipient, the date of this Agreement (or such other date as set forth in Schedule I or as may be agreed in writing by Provider and Recipient).

“Cost-Sharing Allocation” has the meaning set forth in Section 2.07(b).

“Facility-Specific Services” means the services set forth under the heading “Facility-Specific Service” in Schedule I.

“Joinder Agreement” has the meaning set forth in Section 2.02.

“Major Expansion” has the meaning set forth in Section 2.06(c).

“Notice” means any written notice, request, demand or other communication specifically referencing this Agreement and given in accordance with Section 9.06.

“Parties” means the parties to this Agreement, including all Baxter Subsidiaries and Baxalta Subsidiaries that execute a Joinder Agreement.

“Premises” has the meaning set forth in Section 3.01(a).

“Provider” means, with respect to any Service, the Party identified in Schedule I as the “Provider.”

“Provider Indemnified Party” has the meaning set forth in Section 7.03(a).

“Recipient” means, with respect to any Service, the Party identified in Schedule I as the “Recipient.”

“Recipient Indemnified Party” has the meaning set forth in Section 7.04.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Service Baseline Period” has the meaning set forth in Section 2.04(c).

“Service Period” means, with respect to any Service, the period commencing on the Commencement Date, and ending on the date the Recipient or Provider terminates the provision of such Service pursuant to Section 5.02.

“Services” means collectively, the Facility-Specific Services and the Task-Specific Services.

“Status Quo Maintenance” means any qualification, repair or maintenance to any equipment or machinery used to perform Facility-Specific Services that is reasonably necessary to preserve existing quantity and quality levels.

“Status Quo Purchase” means any acquisition or purchase of equipment or machinery used to perform Facility-Specific Services that is reasonably necessary to preserve existing quality and quantity levels.

“Task-Specific Services” means the services set forth under the heading “Task-Specific Services” in Schedule I.

ARTICLE II

SERVICES

Section 2.01 Services. During the term of this Agreement, the Provider agrees to provide to the applicable Recipient(s) the applicable Services set forth in the Schedules to this Agreement, the applicable Joinder Agreement or as otherwise agreed in writing from time to time, in each case pursuant to the terms of this Agreement or such other written agreement.

Section 2.02 Joinder Agreement. Each of Baxter and Baxalta shall cause their respective Subsidiaries who are to provide or receive Services to become a Party to this Agreement by executing a Joinder Agreement (each, a “Joinder Agreement”) substantially in the form attached hereto as Exhibit A. Each such Joinder Agreement shall be deemed a part of this Agreement as of the date of such Joinder Agreement. In the event of an express conflict between the terms of any Joinder Agreement or other such written agreement entered into expressly with respect to this Agreement and the terms of this Agreement, the terms of the Joinder Agreement or such other written agreement shall prevail over the inconsistent provisions of this Agreement. The terms of each such Joinder Agreement or other written agreement shall be separate from each other Joinder Agreement or other written agreement, and any changes or amendments to this Agreement described in any such Joinder Agreement or other written agreement shall apply solely to such Joinder Agreement or other written agreement, and not to any other Joinder Agreement or other written agreement (including the terms of this Agreement as incorporated into any such other Joinder Agreement or other written agreement).

Section 2.03 Omitted Services; Additional Services.

(a) If, during the term of this Agreement, a Party identifies a service that, prior to the Effective Time, the other Party or any of its Subsidiaries provided to the identifying Party or any of its Subsidiaries at one of the locations identified on Schedule I, but such service was inadvertently omitted from the list of Services on Schedule I or any other Services as may be agreed by Provider and Recipient in writing from time to time, then the other Party shall (to the extent such services are not generally available from a Third Party supplier) use commercially reasonable efforts to cooperate with the intended Recipient to agree to terms in order to amend Schedule I or otherwise to agree in writing to add such omitted service as a Service; provided that the other Party shall not be obligated to provide any omitted service if it does not, in its reasonable judgment, have adequate resources to provide such omitted service or if the provision of such omitted service would significantly disrupt the operation of its businesses. Any such amendment to Schedule I or other agreement in writing to add Services shall be effective only if approved in advance by the Transition Committee, and any such modified or amended Schedule I or other such written agreement with respect to such newly added Service shall have effect from the Commencement Date of such Service and shall be deemed part of this Agreement and subject to the terms and conditions of this Agreement in the same manner as each other Service.

(b) If, during the term of this Agreement, a Party identifies any other service that it desires for the other Party or any of its Subsidiaries to provide at one or more of the locations identified on Schedule I, then the Transition Committee shall consider whether the other Party shall provide such service to the identifying Party or any of its Subsidiaries under the terms of this Agreement or any other written agreement; provided that nothing shall require the other Party to provide such additional Service to the identifying Party. If the Transition Committee determines that the other Party shall provide such service to the identifying Party, then the other Party shall use commercially reasonable efforts to cooperate with the intended Recipient to agree to terms in order to amend Schedule I or to otherwise agree in writing to add such service as a Service; provided that the other Party shall not be obligated to provide any such service if it does not, in its reasonable judgment, have adequate resources to provide such service or if the provision of such service would significantly disrupt the operation of its businesses. Any such amendment to Schedule I or any other written agreement to add Services shall be effective only if approved in advance by the Transition Committee, and any such modified or amended Schedule I or other written agreement with respect to such newly added Service shall have effect from the Commencement Date of such Service and shall be deemed part of this Agreement and subject to the terms and conditions of this Agreement in the same manner as each other Service.

Section 2.04 Performance of Services.

(a) Each Provider shall perform and cause its Subsidiaries to perform all Services to be provided by the Provider in a manner that is based on its past practice and that is substantially similar in nature, quality and timeliness to the analogous services provided by Baxter or its applicable Subsidiaries (if such Parties are the Provider) or Baxalta or its applicable Subsidiaries (if such Parties are the Provider), as applicable, prior to the Commencement Date (or, to the extent the quality or nature of such Services provided internally improves over the duration of this Agreement, in a manner that is substantially similar in nature to such nature and quality); provided that, if not so previously provided, then such Services shall be performed in a manner substantially similar to similar services provided to the Provider’s Affiliates or businesses. The Provider shall cause it and its Subsidiaries to perform its duties and responsibilities hereunder in good faith.

(b) Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent the manner of such performance would constitute a violation of applicable Laws, the Code of Conduct of such Provider or any of its direct or indirect parent companies, or any existing contract or agreement with a Third Party. If the Provider is or becomes aware of any such restriction on the Provider, the Provider shall use commercially reasonable efforts to promptly send a Notice to the Recipient of any such restriction. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary Third Party Consents required under any existing contract or agreement with a

Third Party to allow the Provider to perform or cause to be performed any Service; provided, however, that neither Baxter nor Baxalta (nor any of their respective Subsidiaries) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority from whom such Consents are requested, which shall be payable by the Recipient. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party Consent or the performance of such Service by the Provider would continue to constitute a violation of applicable Laws or the applicable Code of Conduct of such Provider or any of its direct or indirect parent companies, the Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 2.04 that would apply absent the exception provided for in the first sentence of this Section 2.04(b) (and performance in such manner shall be deemed to satisfy the performance obligations of the Provider in respect of such Service).

(c) Except in the case of any written agreement between Provider and Recipient that specifies a particular volume or quantity (or a volume or quantity ceiling), the Provider shall not be obligated to perform or to cause to be performed any Task-Specific Service in a volume or quantity in any calendar year that exceeds the highest volumes or quantities of analogous services provided for the benefit of the Recipient’s business during the 365-day period immediately preceding the Effective Time (the “Service Baseline Period”), it being understood that capacity with respect to Facility-Specific Services is addressed in Section 2.05. If the Recipient requests that the Provider perform or cause to be performed any Task-Specific Service in a volume or quantity that exceeds the highest volumes or quantities of analogous services that were provided for the benefit of the Recipient’s business during the Service Baseline Period, then: (i) if such higher volume or quantity results from fluctuations occurring in the ordinary course of business of the Recipient or the organic growth of the Recipient, the Provider shall use commercially reasonable efforts to provide such requested higher volume or quantity (with additional Charges permitted only to the extent the cost of providing such additional Services increases); and (ii) if such higher volume or quantity results from any other source, including an acquisition, merger, purchase or other business combination by the Recipient, the Transition Committee shall determine whether the Provider will be required to provide all or any portion of such requested higher volume or quantity. If the Transition Committee determines that the Provider shall provide all or any portion of the requested higher volume or quantity then such higher volume or quantity shall be documented in a written agreement signed by the Recipient and the Provider who shall promptly provide a copy of such written agreement to the Transition Committee. Each such written agreement shall be deemed part of this Agreement as of the date of such agreement and the volume or quantity increases set forth in such written agreement shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(d) (i) No Party shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the applicable Recipient for such Service, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT THE RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT NEITHER THE PROVIDER NOR ANY OF ITS

AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

(e) Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on any other Person.

Section 2.05 Capacity; Increases in Facility-Specific Services.

(a) With respect to any Facility-Specific Service, any known capacity constraints may be agreed in writing from time to time by Provider and Recipient. Any such capacity allocation between the Provider and the Recipient related to each Facility-Specific Service having capacity limitations, if any (the “Capacity Allocation”) shall be described in such written agreement.

(b) The Provider and the Recipient agree to use commercially reasonable efforts to cooperate with one another to address any capacity limitations from time to time. The Provider and the Recipient shall designate local or functional leads at each facility subject to this Agreement to meet not less than annually to discuss the short and long-term capacity and capital plans of each Party in respect of the Facility-Specific Services (including utilities and critical systems). If the local or functional leads (i) are not able to resolve any issues regarding current or future capacity allocations or constraints (or capital requirements related thereto) to their reasonable satisfaction or (ii) jointly agree to any matters that would otherwise require the determination of the Transition Committee pursuant to Section 2.06(d), such unresolved items and matters requiring a determination pursuant to Section 2.06(d) shall be referred to the Transition Committee, with any determination in respect thereof made by the Transition Committee to be binding on the Parties. The Parties agree to use commercially reasonable efforts to notify the other Party as far in advance as possible of any actions or plans that it knows will create or would be reasonably likely to create capacity or regulatory issues for the other Party in respect of any Facility-Specific Service.

(c) Subject to the provisions of this Section 2.05, the Provider shall not be obligated to perform any Facility-Specific Service in a volume or quantity that exceeds the Recipient’s then-current Capacity Allocation in respect of such Service. If at any time either Party requires additional capacity and the other Party is not using all of its then-current Capacity Allocation, the Parties shall mutually cooperate to allow the constrained Party to use such excess capacity on a month-to-month basis until the other Party notifies the constrained Party that it needs all or part of its remaining Capacity Allocation. The Party using the excess capacity shall incur additional Charges (i) to the extent the cost of providing such additional Services increases and (ii) to pay any additional, required regulatory or permitting fees and expenses related to its increased capacity.

(d) If either the Provider or the Recipient performs or seeks the performance of any Facility-Specific Service in an increased volume or quantity that will, or is reasonably likely to, exceed the Parties’ capacity for such Service, the Transition Committee shall determine (i) whether it is in the Parties’ best interest to seek additional capacity, (ii) the costs and fees associated with the same, (iii) the apportionment of such fees and expenses between the Parties and (iv) the post-increase Capacity Allocation between the Parties.

(e) Each Party shall notify the other Party of any permit or other regulatory changes and any other requirements under applicable Law that would reasonably be expected to impact business operations, in which case the Transition Committee shall meet to determine the effects thereof and consider in good faith any equitable changes to Capacity Allocation and any cost-sharing issues related thereto, it being understood and agreed that the costs related to any changes relating only to one Party’s business shall be borne by such Party and changes relating to each Party’s business shall be borne in proportion to the relative usage of the related Service by each Party (or as otherwise determined in the discretion of the Transition Committee).

Section 2.06 Equipment Maintenance; New Equipment; Expansion of Facilities. The Provider and the Recipient agree that the Provider shall cause the equipment and machinery used to perform any Facility-Specific Service to be qualified and maintained consistent with Provider’s practices as in effect from time to time with respect to similar equipment serving its other business units. Notwithstanding anything to the contrary in this Section 2.06, Section 2.06(a) shall only apply to Status Quo Maintenance and Section 2.06(b) shall only apply to Status Quo Purchases. Projects, qualifications, repairs, maintenance and purchases of equipment or machinery intended to increase capacity or quality (or otherwise not reasonably necessary to preserve existing quality and quantity levels) shall take place only in accordance with Section 2.06(c). Notwithstanding anything in this Agreement to the contrary, the Provider shall (i) be solely responsible for any damage to equipment or machinery used in the performance of Facility-Specific Services caused by the Provider’s failure to maintain the shared equipment or machinery in accordance with applicable manufacturer’s maintenance specifications and any damage caused by the gross negligence or willful misconduct of the Provider or its employees or agents with respect to the shared equipment or machinery and (ii) cause any damage for which it is responsible pursuant to clause (i) to be repaired or replaced promptly at the Provider’s sole cost and expense.

(a) The Provider shall provide the Recipient with advance written Notice of any Status Quo Maintenance expected to result in a charge to the Recipient in excess of US $100,000 as soon as reasonably practicable after becoming aware of such requirement (or if the cost of any such Status Quo Maintenance increases by more than $100,000 in the aggregate from the anticipated cost included in the prior Notice from the Provider in respect of such Status Quo Maintenance); provided that failure to provide such Notice shall not relieve the Recipient of its obligations related thereto except to the extent it is prejudiced by the failure to timely deliver such Notice. The Recipient shall reimburse the Provider for its portion (based on its then-current Cost-Sharing Allocation or such other cost allocation as the Parties may agree upon, it being understood and agreed that the Parties shall cooperate in good faith to determine an equitable cost-sharing arrangement for any such qualification, maintenance or repair for which either Party’s relative benefit would materially exceed such Party’s then-current Cost-Sharing Allocation) of any out-of-pocket costs and expense incurred by the Provider in connection with any Status Quo Maintenance to the extent that such costs and expense are not already included in the Charges related to such Service; provided that the Recipient shall not be required to pay any such amount in respect of a Status Quo Maintenance for which the Provider is required to provide Notice to the Recipient in accordance with this paragraph if (i) the Recipient has provided Notice of any objection to the expenditure within 30 days after the Recipient receives Notice from the Provider of such planned Status Quo Maintenance and (ii) either (A) the Provider or the Transition Committee has determined not to proceed with such Status Quo Maintenance (or only to proceed in a manner approved by the Recipient) or (B) the Recipient has terminated such Service pursuant to Section 5.02(b) within 90 days after receiving Notice from the Provider of such Status Quo Maintenance. Any failure by the Recipient to provide an objection Notice within the 30-day period following receipt of a Notice of Status Quo Maintenance from the Provider shall be deemed to be agreement by the Recipient to such Status Quo Maintenance (including the cost-sharing approach proposed by the Provider with respect thereto); provided that the Recipient shall, if requested by the Provider, use commercially reasonable efforts to respond within two business days to the extent that the Provider has identified that additional delay with respect to any such Status Quo Maintenance would result in material harm to either Party. Any timely objection to a Notice of Status Quo Maintenance shall be promptly referred to the Transition Committee.

(b) The Provider shall provide the Recipient with advance written Notice of any Status Quo Purchase expected to result in a charge to the Recipient in excess of US $100,000 as soon as reasonably practicable after becoming aware of such requirement (or if the cost of any such Status Quo Purchase increases by more than $100,000 in the aggregate from the anticipated cost included in the prior Notice from the Provider in respect of such Status Quo Purchase); provided that failure to provide such Notice shall not relieve the Recipient of its obligations related thereto except to the extent it is prejudiced by the failure to timely deliver such Notice. The Recipient shall reimburse the Provider for its portion (based on its then-current Cost-Sharing Allocation or such other cost allocation as the Parties may agree upon, it being understood and agreed that the Parties shall cooperate in good faith to determine an equitable cost-sharing arrangement for any such purchase or acquisition for which either Party’s relative benefit would materially exceed such Party’s then-current Cost-Sharing Allocation) of any out-of-pocket costs and expense incurred by the Provider in connection with any Status Quo Purchase to the extent that such costs and expense are not already included in the Charges related to such Service; provided that the Recipient shall not be required to pay any such amount in respect of a Status Quo Purchase for which the Provider is required to provide Notice to the Recipient in accordance with this paragraph if (i) the Recipient has provided Notice of any objection to the expenditure within 30 days after the Recipient receives Notice from the Provider of such planned Status Quo Purchase and (ii) either (A) the Provider or the Transition Committee has determined not to proceed with such Status Quo Purchase (or only to proceed in a manner approved by the Recipient) or (B) the Recipient has terminated such Service pursuant to Section 5.02(b) within 90 days after receiving Notice from the Provider of such Status Quo Purchase. Any failure by the Recipient to provide an objection Notice within the 30-day period following receipt of a Notice of Status Quo Purchase from the Provider shall be deemed to be agreement by the Recipient to such Status Quo Purchase (including the cost-sharing approach proposed by the Provider with respect thereto); provided that the Recipient shall, if requested by the Provider, use commercially reasonable efforts to respond within two business days to the extent that the Provider has identified that additional delay with respect to any such Status Quo Purchase would result in material harm to either Party. Any timely objection to a Notice of Status Quo Purchase shall be promptly referred to the Transition Committee.

(c) No Party shall be required to pay or share in the costs of any Major Expansion to a facility except as set forth in this Section 2.06(c). “Major Expansion” shall mean any qualification, purchase, repair, acquisition, purchase, expansion or modification (other than any Status Quo Maintenance or Status Quo Purchase) of a facility covered by this Agreement or in respect of any equipment or machinery located at such facility that is expected for any particular project or group of projects to result in charges to the Parties exceeding US $100,000. If any Party desires to effect a Major Expansion to any portion of the facility owned or controlled by such Party, the Party effecting such Major Expansion shall provide notice to the other Party with details (including anticipated cost) of such Major Expansion. The Party not effecting the Major Expansion shall provide Notice to the other Party within 90 days after its receipt of the Notice of Major Expansion if it desires to participate in such Major Expansion at its then-current Cost-Sharing Allocation or otherwise. Failure to respond to the initial Notice within 90 days shall be deemed to be a determination by such Party to not participate in the cost of the Major Expansion. If such Party does not notify the Party initiating the Major Expansion that it intends to participate in the Major Expansion, the Party desiring to effect such Major Expansion may proceed with such Major Expansion at its sole cost and expense so long as such Major Expansion is not reasonably likely to have a material adverse effect on the operation of the facility, including a reduction in the capacity allocated to the other Party that cannot reasonably be managed by the joint cooperation of the Parties. Each Party shall reimburse the other Party for its portion (based on its then-current Cost-Sharing Allocation or such other cost allocation as the Parties may agree upon, it being understood and agreed that the Parties shall cooperate in good faith to determine an equitable cost-sharing arrangement for any such Major Expansion for which either Party’s relative benefit would materially exceed such Party’s then-current Cost-Sharing Allocation) of any out-of-pocket costs and expense incurred in connection with any Major Expansion that has been agreed upon by the Parties in connection with this Section 2.06(c). Any increased capacity achieved as a result of any Major Expansion shall belong to the Parties in proportion to the amounts paid by each Party in respect of such Major Expansion. The Party not owning or controlling an applicable facility may discuss any proposed Major Expansion with the other Party from time to time, and may (to the extent any such Major Expansion is not agreed by the other Party) present such proposal to the Transition Committee, which shall consider any such proposal promptly and in good faith from time to time.

(d) If the Provider, in its good faith discretion, desires to commence an expansion or modification in a facility covered by this Agreement that (i) is not reasonably expected to result in charges to the Parties in excess of US $100,000 and (ii) is determined in good faith by the Provider to benefit both the Recipient and the Provider, it may do so and the costs thereof shall be borne by the Provider and the Recipient in proportion to their then-current Cost-Sharing Allocation for such Facility-Specific Service; provided that, if the Recipient objects to using such Cost-Sharing Allocation, the Transition Committee will determine in good faith whether another cost-sharing formula should be used in order for the Recipient and the Provider to each pay an amount equal to its relative expected benefit of such expansion or modification.

(e) For the avoidance of doubt, the machinery and equipment referenced in this Section 2.06 shall include all machinery and equipment necessary to support the applicable Services (for example, any infrastructure or upstream or downstream equipment necessary to provide the applicable Services).

Section 2.07 Charges for Services.

(a) Each Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services (or category of Services, as applicable) (each fee constituting a “Charge” and, collectively, “Charges”), which Charges shall be agreed to by Baxter and Baxalta from time to time. During the term of this Agreement, the amount of a Charge for any Services may adjust to the extent of: (i) any adjustments mutually agreed to by the Baxter and Baxalta; (ii) any Charges applicable to any Services added by agreement of the Parties after the Effective Time; and (iii) in accordance with Section 2.10, any proportional adjustment in the rates or charges imposed by any Third Party provider that is providing Services. Together with any monthly invoice for Charges, the Provider shall provide the Recipient with reasonable documentation, including any additional documentation reasonably requested by the Recipient to the extent such documentation is in the Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Charges. Except as otherwise agreed in writing by Recipient and Provider, the Charges in respect of the Services are intended to be at cost based on the allocation methodology used immediately prior to the Effective Time, and in each case the Charges will be adjusted annually as part of the applicable facility’s regular annual budgeting process (it being understood and agreed that Recipient shall have the right to review and dispute (within 30 days after receipt of notice of such adjustment) any such adjustment by the Provider, but the adjustment shall not be delayed during such review or dispute period). As promptly as reasonably practicable (and in any case within 60 days) following the end of each calendar year during the term of such Service, the Provider shall determine the actual allocation of cost based on the relevant standard for the completed calendar year (or portion thereof) and shall promptly remit any excess payment amount to Recipient or invoice Recipient for any shortfall, as applicable. Recipient shall have the right to review and dispute (within 30 days after receipt of notice thereof) any such annual true-up amount, and shall promptly pay any amount owed by it within five (5) business days after such disputed amount becomes final. Provider will provide Recipient with quarterly updates of cost within 30 days after the end of each quarter in order to facilitate Recipient’s planning, and Provider shall reasonably cooperate with Recipient in its review of any such cost information.

(b) With respect to each Facility-Specific Service, the Parties will agree upon an allocation of certain costs related thereto that will be borne by each of Provider and Recipient (“Cost-Sharing Allocation”). On or prior to July 31 of each year, the Transition Committee will evaluate all Cost-Sharing Allocations to determine: (i) whether a Party’s usage for such calendar year is expected to vary from such Party’s then-current Cost-Sharing Allocation and, if so, the amount of any equitable adjustment for any Charges that were based on such Cost-Sharing Allocation (as determined by the Transition Committee) owed to the other Party, if any, and (ii) whether the current year’s Cost-Sharing Allocation for a certain Facility-Specific Service should be modified based on the Parties’ forecasted usage for such Facility-Specific Service. The Transition Committee shall also have the ability to assess usage, make equitable adjustments and modify the Parties’ Cost-Sharing Allocations from time to time throughout the year if the assumptions regarding forecasted usage materially change. If the Transition Committee determines in its annual review of the current year’s usage as compared to the Cost-Sharing

Allocation used for such year that an equitable adjustment for Charges based on the Cost-Sharing Allocation for such year should be made, the Party owing any amount related thereto shall promptly pay such amount to the other Party in accordance with the direction of the Transition Committee. For the avoidance of doubt, any amount paid based on the Cost-Sharing Allocation pursuant to this Agreement other than Charges shall not be subject to equitable adjustment of the Cost-Sharing Allocation, including any amounts paid pursuant to Section 2.06.

(c) With respect to the actual annual allocation provided by Provider pursuant to Section 2.07(a), Recipient may perform an audit of Provider’s records directly associated with such Charges or costs if notice of such audit is provided during the 30-day period in which Recipient has the right to review and dispute the actual annual allocation of cost provided by Provider pursuant to Section 2.07(a). Recipient may use independent auditors, who may participate fully in such audit. If an audit is proposed with respect to information which Provider wishes not to disclose to Recipient (“Restricted Information”), then on the written demand of Provider, the individuals conducting the audit with respect to Restricted Information will be limited to the independent auditors of Recipient. Such independent auditors shall enter into an agreement with the parties under which such independent auditors shall agree to maintain the confidentiality of the information obtained during the course of such audit (including an agreement to not share such information with Recipient) and establishing what information such auditors will be permitted to disclose to report the results of any audit of Restricted Information to the party requesting the audit. Any such audit shall be conducted during regular business hours and in a manner that does not interfere unreasonably with Provider’s operations. Each audit shall begin upon the date specified in a Notice given by Recipient to Provider a minimum of 30 days prior to the commencement of the audit; provided that, if the date so specified shall conflict with a regulatory inspection or audit, plant shutdown or other similar event, the parties shall cooperate to establish a mutually agreeable commencement date. Such audit shall be performed diligently and in good faith and shall be completed within 30 days of the commencement thereof; provided that, to the extent that Recipient’s compliance with such timeframe for completion is not feasible due to Provider’s failure to provide timely access to documentation reasonably requested by Recipient in connection with such audit, such 30 day period shall be extended as reasonably necessary. Any undisputed overpayment or underpayment of amounts due under this Agreement determined by this Section 2.07(c) shall be due and payable to the other party by the party owing such amount within thirty (30) days after notice of such audit finding. Recipient shall bear the full cost of such audit unless in the event that any audit performed hereunder results in a decrease of five percent (5%) or more in any amount due to Provider hereunder (or an increase of five percent (5%) or more in any amount due to Recipient hereunder), then Provider shall be obligated to pay the out-of-pocket audit costs paid to any Third Party auditor engaged to conduct such audit up to a maximum amount of $250,000; provided that any such Third Party auditor’s fees shall have been on an hourly or flat fee basis without a contingency or other performance or bonus fee. In the event Provider bears any audit costs hereunder, such costs shall not be incorporated into the calculations of cost for purposes of determining the amount of any Charges or Cost-Sharing Allocation. In the event of any Transfer to a Prohibited Person, Recipient (including the Prohibited Person and its Affiliates as Transferee) shall not be permitted (either itself or through any Third Party) to audit costs or pricing or otherwise review the cost or other financial information of Provider or any of its Affiliates.

Section 2.08 Reimbursement for Out-of-Pocket Expenses. Subject to Section 2.06, the Recipient shall reimburse the Provider for all reasonable out-of-pocket costs and expenses incurred by the Provider or any of its Subsidiaries in connection with providing the Task-Specific Services and for a percentage thereof equal to its Cost-Sharing Allocation with respect to Facility-Specific Services (including in each case reasonable travel-related expenses and costs incurred with third parties engaged in accordance with this Agreement in connection with the performance of the Services) to the extent that such costs and expenses are not reflected in the Charges for such Services; provided, however, that any such cost or expense (other than the those of a type addressed in Section 2.06) that is not consistent with historical practice between the Parties for any Service (including business travel and related expenses) shall require advance approval of the Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the Recipient in accordance with the Provider’s then applicable business travel policies.

Section 2.09 Changes to Services. Except as provided in Section 2.10 and subject to the performance standards set forth in this Article II, the Provider may make changes from time to time in the manner of performing the Services as required under Section 2.04(a) if the Provider is making similar changes in performing analogous services for itself and if the Provider furnishes to the Recipient reasonable prior Notice (in content and timing) respecting such changes. No such change shall affect the timeliness or quality of, or the Charges for, the applicable Service. If any such change by the Provider (other than changes contemplated by Section 2.06) reasonably requires the Recipient to incur incremental costs and expenses in order to continue to receive and utilize the applicable Services in the same manner as the Recipient was receiving and utilizing such Service prior to such change, the Provider shall be required to reimburse the Recipient for all such reasonable costs and expenses. Upon request, the Recipient shall provide the Provider with reasonable documentation, including any additional documentation reasonably requested by the Provider to the extent such documentation is in the Recipient’s or its Subsidiaries’ possession or control, to support the calculation of such incremental costs and expenses.

Section 2.10 Use of Third Parties to Provide Services. The Provider may perform its obligations to provide a Service through agents, subcontractors or independent contractors, provided that the delegation of performance of the applicable Service does not impact the timeliness or quality of such Service, in accordance with the following:

(a) Provider is Currently Using Third Parties as of the Commencement Date. If, as of the Commencement Date, (i) the Provider is obtaining analogous services for itself from agents, subcontractors or independent contractors, or (ii) the Provider is obtaining services from agents, subcontractors or independent contractors which services the Provider shall only provide to the Recipient under this Agreement and the Provider shall not otherwise require such analogous services for itself during the term of this Agreement, then the Charges for the applicable Services the Provider is obtaining from such Third Parties may be adjusted proportionally by the Provider pursuant to Section 2.04(c) to reflect any adjustment in the rates or charges imposed by the Third Party that is providing such Services; or

(b) Provider Elects to Switch to Third Parties After the Commencement Date.

(i) If, following the Commencement Date, the Provider elects to obtain analogous services for itself from agents, subcontractors or independent contractors (A) the Provider shall furnish to the Recipient reasonable prior Notice (in content and timing) respecting such use of Third Parties, and (B) the Charges for the applicable Services the Provider is obtaining from such Third Parties may be adjusted proportionally by the Provider pursuant to Section 2.04(c) to reflect any adjustment in the rates or charges imposed by the Third Party that is providing such Services; and

(ii) If, however, following the Commencement Date, the Provider is not obtaining analogous services for itself from agents, subcontractors or independent contractors (A) the Provider shall furnish to the Recipient reasonable prior Notice (in content and timing) respecting such use of Third Parties, and (B) the Charges for the applicable Services the Provider is providing through such Third Parties appointed following the Commencement Date may not be adjusted by the Provider as a result of any adjustments in the rates or charges imposed by such Third Parties.

Notwithstanding the foregoing, the Provider shall not be relieved of its obligations under this Agreement by use of such agents, subcontractors or independent contractors.

ARTICLE III

OTHER ARRANGEMENTS

Section 3.01 Use of Premises; Upkeep and Access Thereto.

(a) Each Party shall, and shall cause its Subsidiaries to, allow the other Parties and their respective Subsidiaries and Representatives reasonable access to the facilities of such Party and its Subsidiaries that is necessary for each Provider and its Subsidiaries to fulfill its obligations under this Agreement. The shared portion of each facility as well as the related common areas shall be agreed upon in writing from time to time if not otherwise set forth in the applicable Joinder Agreement (the “Premises”). The Premises shall be occupied and used by the Recipient in the same manner in which the Recipient has used the premises prior to the Effective Time, and in all cases, in accordance with applicable Law, or for such additional uses as may be approved by the Provider, such approval not to be unreasonably withheld, conditioned or delayed, provided that the Recipient shall not use any shared portion of the Premises (including any cafeteria, break room, reception area, parking area or other space) for gatherings or celebrations if doing so would interfere with the Provider’s ordinary course of use of such Premises, in any respect. The Provider and the Recipient agree that the Provider shall be responsible for providing the Facility-Specific Services occurring in the Premises as set forth on Schedule I or otherwise as agreed in writing from time to time.

(b) In addition to the foregoing right of access, each Party shall, and shall cause its Subsidiaries to, afford each other Party, its Subsidiaries and their respective Representatives, upon reasonable advance notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of such Party and its Subsidiaries as reasonably necessary for the Recipient to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by any Provider, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of the Provider (or Baxter or Baxalta, to the extent the Provider is a Subsidiary of such Party) or any of their respective Subsidiaries and (ii) in the event that the Provider determines that providing such access could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such harm or consequence.

(c) Each Party agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of any other Party or any of its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of any other Party or any of its Subsidiaries, conform to the policies and procedures of such other Party and any of its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known to the Party receiving such access from time to time.

ARTICLE IV

BILLING; TAXES

Section 4.01 Procedure. Amounts payable pursuant to the terms of this Agreement shall be paid by wire transfer (or such other method of payment as may be agreed between Baxter and Baxalta) by the Recipient to the Provider on a monthly basis, which amounts shall be due within thirty (30) days after the date of invoice. All amounts due and payable hereunder shall be invoiced and paid in the local currency of the Provider.

Section 4.02 Late Payments. Charges not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to 5%, or the maximum legal rate, whichever is lower.

Section 4.03 Taxes.

(a) Without limiting any provisions of this Agreement, the Recipient shall be responsible for (i) all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar Taxes, (ii) any value added, goods and services or similar recoverable indirect Taxes (“VAT”) and (iii) any related interest and penalties (collectively, “Transfer Taxes”), in each case imposed or assessed as a result of the provision of Services by the Provider; provided that the Recipient shall only be responsible for the percentage thereof equal to its Cost-Sharing Allocation with respect to Facility-Specific Services. In particular, but without prejudice to the generality of the foregoing, all amounts payable pursuant to this Agreement are exclusive of amounts in respect of VAT. Where any taxable supply for VAT purposes is made pursuant to this Agreement by the Provider to the Recipient, the Recipient shall either (i) on receipt of a valid VAT invoice from the Provider, pay to the Provider such additional amounts in respect of VAT as are chargeable on the supply of the services at the same time as payment is due for the supply of the services; or (ii) where required by legislation to do so, account directly to the relevant Governmental Authority for any such VAT amounts. The Party required to account for Transfer Tax shall provide to the other applicable Party evidence of the remittance of the amount of such Transfer Tax to the relevant Governmental Authority, including, without limitation, copies of any Tax returns remitting such amount. The Provider agrees that it shall take commercially reasonable actions to cooperate with the Recipient in obtaining any refund, return, rebate, or the like of any Transfer Tax, including by filing any necessary exemption or other similar forms, certificates, or other similar documents. The Recipient shall promptly reimburse the Provider for any costs (or, with respect to Facility-Specific Services, its Cost-Sharing Allocation thereof) incurred by the Provider or its Affiliates in connection with the Recipient obtaining a refund or overpayment of refund, return, rebate, or the like of any Transfer Tax. For the avoidance of doubt, any applicable gross receipts-based or net income-based Taxes shall be borne by the Provider unless the Provider is required by law to obtain, or allowed to separately invoice for and obtain, reimbursement of such Taxes from the Recipient.

(b) The Recipient shall be entitled to deduct and withhold Taxes required by any Governmental Authority to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, the Recipient shall (i) pay, in addition to the amount otherwise due to the Provider under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Provider will equal the full amount the Provider would have received had no such deduction or withholding been required, (ii) pay such deducted and withheld amount to the proper Governmental Authority, and (iii) promptly provide to the Provider evidence of such payment to such Governmental Authority. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of the Recipient, make commercially reasonable efforts to provide the Recipient any certificate or other documentary evidence (x) required by any Governmental Authority or under applicable Law or (y) which the Provider is entitled by any Governmental Authority or under applicable Law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment and the Recipient agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence.

(c) If the Provider (i) receives any refund (whether by payment, offset, credit or otherwise) or (ii) utilizes any overpayment of Taxes that are borne by Recipient pursuant to this Agreement, then the Provider shall promptly pay, or cause to be paid, to the Recipient an amount equal to the deficiency or excess, as the case may be, with respect to the amount that the Recipient has borne if the amount of such refund or overpayment (including, for the avoidance of doubt, any interest or other amounts received with respect to such refund or overpayment) had been included originally in the determination of the amounts to be borne by Recipient pursuant to this Agreement, net of any additional Taxes the Provider incurs or will incur as a result of the receipt of such refund or such overpayment.

ARTICLE V

TERM AND TERMINATION

Section 5.01 Term. This Agreement shall commence as of the date hereof and shall terminate upon the earlier to occur of: (a) the last date on which any Party is obligated to provide any Service to any other Party in accordance with the terms of this Agreement; or (b) the mutual written agreement of Baxter and Baxalta to terminate this Agreement in its entirety. Unless otherwise terminated pursuant to Section 5.02, this Agreement shall terminate with respect to any Service at the close of business on the last day of the Service Period for such Service. To the extent that any Provider’s ability to provide a Service is dependent on the continuation of any other Service (whether or not such Service is provided or received by such Provider), the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service.

Section 5.02 Early Termination of Services. The Recipient or the Provider may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof only as set forth in this Section 5.02 and Section 9.07(b).

(a) The Recipient may terminate any Task-Specific Service for any reason or no reason, upon the giving of an advance Notice to the Provider of such Task-Specific Service not less than one hundred eighty (180) days or such other Notice period, if any, as is set forth on Schedule I or otherwise agreed in writing from time to time with respect to the particular Service; provided, however, that any such termination may only be effective as of the last day of a month.

(b) The Recipient may terminate any Facility-Specific Service for any reason or no reason, upon the giving of an advance Notice to the Provider of such Facility-Specific Service not less than one hundred eighty (180) days or such other Notice period, if any, as is set forth on Schedule I or otherwise agreed in writing from time to time with respect to the particular Service; provided, however, that any such termination may only be effective as of the last day of a month.

(c) The Recipient may terminate any Service if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist forty five (45) days after receipt by the Provider of Notice of such failure from the Recipient; provided, however, that any such termination may only be effective as of the last day of a month; and provided, further, that the Recipient shall not be entitled to terminate the Agreement with respect to the applicable Service if, as of the end of such forty five (45)-day period, there remains a good faith Dispute between the Parties as to whether the Provider has cured the applicable breach.

(d) Except as set forth on Schedule I or the applicable Joinder Agreement, the Provider may terminate any Task-Specific Service upon not less than three hundred sixty-five (365) days’ Notice if it no longer uses (or intends to use) such service for its own business at the facility in question; provided, however, that any such termination may only be effective as of the last day of a month and may not be effective as of a date prior to the fourth anniversary of this Agreement.

(e) If the Provider intends to close, abandon or vacate any facility covered under this Agreement or that portion of a facility covered hereunder that provides any Facility-Specific Services, it agrees to provide the Recipient with not less than three hundred sixty-five (365) days’ advance Notice. Following such Notice period, the Services shall terminate (unless or until the Provider or any of its Affiliates or successors then occupies such facility, in which case the Facility-Specific Services shall continue in accordance with this Agreement); provided, however, that any such termination may only be effective as of the last day of a month. The Parties agree that they will cooperate and use commercially reasonable efforts to allow the Recipient to become self-sufficient for the purposes of providing such Facility-Specific Service(s) on its own during any period when the Provider (or its Affiliates or successors) are not occupying the facility or that portion of the facility responsible for providing such Facility-Specific Service, including transfer of ownership or other rights in the necessary facility (or portion thereof), equipment, machinery or other assets as may be necessary for the applicable period at an agreed-upon market price to be agreed-upon in good faith by the Provider and the Recipient. The provision of any such Facility-Specific Service by the Recipient pursuant to this Section 5.02(e) shall be at its own cost.

(f) The Provider may terminate any Task-Specific Services with not less than three hundred sixty-five (365) days’ Notice of its intent to sell or otherwise transfer the facility or any portion thereof at which any Task-Specific Service is performed to a Third Party or to otherwise vacate the facility (and the Provider and its Affiliates no longer occupy such facility), with such termination effective only upon Provider and its Affiliates vacating the applicable Premises; provided, however, that any such termination may only be effective as of the last day of a month; provided further that, if the Third Party successor is able to perform one or more of the Task-Specific Services in its ordinary course at such facility, the Provider will use commercially reasonable efforts to cause such Third Party to assume the Task-Specific Services that the Third Party is able to perform in the ordinary course.

(g) The Provider may terminate this Agreement with respect to any individual Service, but not a portion thereof, at any time upon prior Notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, including making payment of Charges for such Service when due, and such failure shall continue uncured for a period of forty five (45) days after receipt by the Recipient of a Notice of such failure from the Provider; provided, however, that any such termination may only be effective as of the last day of a month; and provided, further, that the Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such forty five (45)-day period, there remains a good faith Dispute between the Parties as to whether the Recipient has cured the applicable breach.

The relevant portion of any Schedule to this Agreement or any other agreement between Provider and Recipient with respect to any Service shall be deemed to be automatically updated to reflect any terminated Service.

The Parties acknowledge and agree that (A) there may be interdependencies among the Services being provided under this Agreement, (B) upon the request of any Party, the Transition Committee shall consider whether (1) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate in accordance with this Section 5.02 and (2) the Provider’s ability to provide a particular Service in accordance with this Agreement would be adversely affected by the termination of another Service in accordance with Section 5.02. If the Transition Committee has determined that such interdependencies exist and that the Provider’s ability to provide a particular Service in accordance with this Agreement would be adversely affected (or that the Charges in respect of such continuing Services should be equitably adjusted) as a result of the termination of another Service in accordance with Section 5.02, the Provider and the Recipient shall negotiate in good faith to amend the relevant portion of Schedule I to this Agreement or any other agreement between Provider and Recipient relating to such impacted continuing Service, which amendment shall be consistent with the terms of comparable Services. If the Provider and the Recipient are not able to agree to such changes to the Schedule to this Agreement or to such other applicable agreement, the Service requested to be terminated shall continue without change unless Recipient provides notice that the interdependent Services should also be terminated in accordance with the applicable clause of Section 5.02. For the avoidance of doubt, any amendment to any Schedule or Joinder Agreement (including any schedule or exhibit thereto), shall be deemed part of this Agreement as of the date of such amendment. If the Transition Committee is not able to reach agreement on whether such interdependencies exist or whether in such case the Provider’s ability to provide a particular Service in accordance with this Agreement would be adversely affected (or that the Charges in respect of such continuing Services should be equitably adjusted) as a result of the termination of another Service in accordance with Section 5.02, termination of the Service requested pursuant to Section 5.02 shall be delayed pending resolution of such Dispute.

Section 5.03 Reduction of Services. A Recipient may from time to time request a reduction in part of the scope or amount of any Service; provided that any such reduction may only take effect as of the end of a month. If requested to do so by a Recipient, the Transition Committee shall discuss in good faith appropriate adjustments to the relevant Charges and any Cost-Sharing Allocation in light of all relevant factors. If, after such discussions, the Transition Committee does not approve any requested reduction of the scope or amount of any Service and the relevant Charges or Cost-Sharing Allocation in connection therewith, then (a) there shall be no change to the Charges or Cost-Sharing Allocation under this Agreement and (b) unless the applicable Recipient and Provider otherwise agree in writing, there shall be no change to the scope or amount of any Services under this Agreement. If, after such discussions, the Transition Committee approves any reduction of Service, such reduction of Service shall be documented in a written agreement executed on behalf of the applicable Recipient and Provider and a copy of such written agreement shall promptly be provided to the Transition Committee, and such agreement shall be deemed to amend and become a part of this Agreement. Additionally, in connection with any such reduction of Service, the Transition Committee may approve an appropriate reduction to the Charges or Cost-Sharing Allocation related to the applicable reduced Service.

Section 5.04 Effect of Termination. Upon the termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service, and the Recipient shall have no obligation to pay any future Charges or Cost-Sharing Allocation relating to any such Service (except as set forth in Section 5.02(b)); provided, however, that the Recipient shall remain obligated to the Provider for the Charges (or costs or expenses for which the Cost-Sharing Allocation is applicable) owed and payable in respect of Services provided (or, with respect to any Cost-Sharing Allocation, expenditures committed for which the terminating Party would have otherwise been responsible) prior to the effective date of termination for such Service. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, this Article V, Article VII and Article IX, all confidentiality obligations under this Agreement and Liability for all due and unpaid Charges (and costs and expenses for which the Cost-Sharing Allocation is applicable), shall continue to survive indefinitely.

Section 5.05 Information Transmission. Baxter and Baxalta, on behalf of itself and its respective Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to each Recipient, in accordance with Section 6.01(a) of the Separation and Distribution Agreement, any Information received or computed by any such Party or any of its Subsidiaries for the benefit of the Recipient concerning the relevant Service during the Service Period; provided that (a) no Party or Subsidiary thereof shall have any obligation to provide or cause to provide Information in any non-standard format, (b) the Party providing such Information (or its applicable Subsidiaries) shall be reimbursed for their reasonable costs in accordance with Section 6.01(c) of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, and (c) each Party shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.03 of the Separation and Distribution Agreement.

ARTICLE VI

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 6.01 Confidentiality. Sections 6.08 and 6.09 of the Separation and Distribution Agreement shall be incorporated by reference herein (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation and Distribution Agreement or any other Ancillary Agreement), with such sections applying to all Parties hereunder as the context allows.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION AND DISPUTE RESOLUTION

Section 7.01 Limitations on Liability.

(a) The Liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement) with respect to any Task-Specific Service, or from the sale, delivery, provision or use of any Task-Specific Service provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the amount of Charges received (and not previously paid back as a Liability hereunder) by the Provider (or its Affiliates) in respect of the Task-Specific Service for which the Liability arises hereunder in the twenty-four months immediately prior to the date on which the Provider’s (or its applicable Affiliate’s or Representative’s) action or inaction (or, prior to the one-year anniversary of this Agreement if such action or inaction occurs during the first year of this Agreement) giving rise to the Liability arises or occurs; provided that, to the extent the Liability arises out of a Provider breaching this Agreement by not providing the Task-Specific Services required hereunder, then the Liability shall not exceed the greater of the fees previously paid by such Recipient to such Provider for the twenty-four months immediately prior to the initial date of Provider’s failure to provide the required Service in respect of the Task-Specific Service from which such Liability flows or the estimated amount that such Provider would have been paid by such Recipient for such Task-Specific Services (if performed) for the same twenty-four month period.

(b) Notwithstanding anything to the contrary contained in the Separation and Distribution Agreement or this Agreement, the Provider shall not be liable to the Recipient or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Provider (including any Affiliates and Representatives of the Provider and any unaffiliated third-party providers, in each case, providing the applicable Services) with respect to Task-Specific Services under this Agreement or the provision of, or failure to provide, any Task-Specific Service under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

(c) The Liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement) with respect to any Facility-Specific Service, or from the sale, delivery, provision or use of any Facility-Specific Service provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the amount of Charges received by the Provider in respect of the Facility-Specific Service for which the Liability arises hereunder in the twenty-four months immediately prior to the date on which the Provider’s (or its applicable Affiliate’s or Representative’s) action or inaction giving rise to the Liability (or, if later, Recipient’s first knowledge of any Liability related thereto) arises or occurs; provided that, to the extent the Liability arises out of a Provider breaching this Agreement by not providing the Facility-Specific Services required hereunder, then the Liability shall not exceed the greater of the fees previously paid by such Recipient to such Provider for the twenty-four months immediately prior to the initial date of Provider’s failure to provide the required Service in respect of the Facility-Specific Service from which such Liability flows or the estimated amount that such Provider would have been paid by such Recipient for such Facility-Specific Services (if performed) for the same twenty-four month period. Notwithstanding the foregoing limitations set forth in this Section 7.01(c), if any issue for cause of Liability hereunder (i) impacts the Recipient and its Affiliates in a manner that is disproportionate to the effect on the Provider and its Affiliates or (ii) demonstrates that the Provider and its Affiliates are not acting with the same level of care as they would for their own business at such facility or other facilities on which the Provider relies in a manner similar to the Recipient’s reliance on such Facility-Specific Service, then the Provider’s Liability shall be limited to two-thirds (66.67%) of the indemnifiable Liabilities related thereto (with the Recipient responsible for the other one-third (33.33%)).

(d) Notwithstanding anything to the contrary contained in the Separation and Distribution Agreement or this Agreement, in no event shall Provider (or its Affiliates or Representatives) have any Liability arising in connection with this Agreement (including under this Article VII) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof); provided that (i) such limitation with respect to lost revenue, income or profits shall not limit any Person’s right to indemnification in accordance with this Agreement with respect to Liabilities that are the direct, proximate and reasonably foreseeable result of the breach of any representation, warranty, covenant or agreement in this Agreement by the other Party or its Affiliates and (ii) subject to the other limitations herein, each Party and its Affiliates shall be entitled to indemnification, to the extent otherwise provided in this Agreement, with respect to all elements of any claim for damages asserted against such Party or any of its Affiliates by any unaffiliated Third Party.

(e) The limitations in Section 7.01(a) and Section 7.01(c) shall not apply in respect of any Liability arising out of or in connection with the gross negligence, willful misconduct, or fraud of or by the Party to be charged.

Section 7.02 Obligation to Re-Perform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Sections 7.01(a), 7.01(b), Section 7.01(c) and Section 7.01(d), reimburse the Recipient and its Affiliates and Representatives for Liabilities attributable to such breach by the Provider. Any request for re-performance in accordance with this Section 7.02 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such error, defect or breach becomes apparent or should have reasonably become apparent to the Recipient.

Section 7.03 Recipient Release and Indemnity; Waiver of Claims.

(a) Subject to Section 7.01, each Recipient hereby releases the applicable Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”), and each Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all Liabilities arising from, relating to or in connection with: (i) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; or (ii) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, except, in the case of each of clauses (i) and (ii), to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s gross negligence, willful misconduct or fraud.

(b) The Recipient, to the extent permitted by applicable Law, waives all claims it may have against the Provider, and against the Provider’s agents, employees and contractors for damages for injuries to person or damage to property sustained by the Recipient or by any occupant of the Premises, or by any other Person, resulting from any act or neglect of the Recipient, its employees, agents, representatives or contractors or of any other Person.

(c) If the Recipient permits any Third Party to conduct any activity of any kind at the facilities subject to this Agreement, the Recipient shall direct such Third Party to maintain insurance in the types and amounts reasonably sufficient to protect the Provider and the Recipient from any and all liabilities and damages. The amount of such insurance carried by any Third Party shall not limit the Recipient’s liability hereunder. The Recipient shall be responsible for the consequences of any failure of any such Third Party to maintain such insurance.

(d) The Recipient shall indemnify, defend and hold the Provider harmless from each and every claim for Liability for injuries to persons or damage to or loss of property occurring at the facilities subject to this Agreement (i) subject to Section 7.04, with respect to its or any of its Affiliates’ employees, agents or contractors, or any Third Parties invited to any such facility by any of the foregoing or (ii) due to any act or negligence by the Recipient’s or any of its Affiliates’ employees, contractors or agents, or any such Third Parties.

Section 7.04 Provider Indemnity. Subject to Section 7.01, each Provider hereby agrees to indemnify, defend and hold harmless the applicable Recipient and its Affiliates and Representatives (each a “Recipient Indemnified Party”), from and against any and all Liabilities arising from, relating to or in connection with: (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement; (c) any claim for Liability by or with respect to any of the Recipient’s or any of its Affiliates employees, agents or contractors, or any Third Parties invited to the facilities subject to this Agreement by any of them; or (d) except to the extent indemnified by the Recipient pursuant to Section 7.03, injuries to persons or damage to or loss of property occurring at the facilities subject to this Agreement with respect to the Provider’s or any of its Affiliates’ employees, agents or contractors, or any Third Parties invited to any such facility by any of the foregoing.

Section 7.05 Liability for Charges. Nothing in this Article VII shall be deemed to eliminate or limit, in any respect, any Recipient’s express obligation in this Agreement to pay Charges for Services rendered in accordance with this Agreement or costs and expenses pursuant to which the Parties have agreed that the Recipient will be responsible for its proportionate share (including any agreed-upon Cost-Sharing Allocation).

Section 7.06 Continued Performance; Specific Performance. During the pendency of any Dispute, each Party shall continue to perform all of its respective obligations under this Agreement. Further, Section 9.17 of the Separation and Distribution Agreement shall be incorporated by reference herein as though included in this Agreement (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation and Distribution Agreement or any other Ancillary Agreement).

Section 7.07 Indemnification Procedures; Dispute Resolution. The provisions of Article VII of the Separation and Distribution Agreement shall govern claims for indemnification and other disputed matters under this Agreement; provided that, for purposes of this Section 7.07, in the event of any conflict between the provisions of Article VII of the Separation and Distribution Agreement and this Article VII, the provisions of this Agreement shall control.

ARTICLE VIII

TRANSITION COMMITTEE

Section 8.01 Establishment. Pursuant to the Separation and Distribution Agreement, Baxter and Baxalta shall establish the Transition Committee. The Transition Committee shall have the authority to establish one or more subcommittees from time to time as it deems appropriate to monitor and manage matters arising out of or resulting from this Agreement.

Section 8.02 General Principles. In furtherance of the foregoing and notwithstanding any provision in this Agreement to the contrary, each Party acknowledges and agrees that the Transition Committee shall (without until such time affecting any prior decision or determination) have the right to review and amend any prior actions taken, decisions made or amendments or modifications agreed to, by the Parties, and to proscribe that the Parties take such actions or make such amendments or modifications as the Transition Committee deems appropriate in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby and thereby. Each Party shall take, or cause to be taken, any and all reasonable actions that the Transition Committee may reasonably request to carry out the intent and purpose of this Article VIII.

Section 8.03 Action. For the avoidance of doubt, the Transition Committee may only act in accordance with, and subject to, the terms set forth in Section 2.14 of the Separation and Distribution Agreement, and this Agreement is not intended to modify the requirements regarding the composition of, or any action taken by, the Transition Committee. Members of the Transition Committee (or any applicable subcommittee thereof) shall hold meetings on an as- needed basis in order to make determinations involving capital expenditures and other costs at any shared facility and to address issues or Disputes arising under this Agreement. Any action permitted to be taken hereunder by the Transition Committee may be taken jointly by the designated leaders of Baxter’s and Baxalta’s respective Project Management Offices related to the Separation, as identified by the Parties from time to time.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Mutual Cooperation. The Parties and their respective Subsidiaries shall cooperate with each other in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the Parties and their respective Subsidiaries; and, provided, further, that this Section 9.01 shall not require any Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by Baxter and Baxalta.

Section 9.02 Title to Intellectual Property and Other Property.

(a) Except as expressly provided for under the terms of this Agreement, the Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by the Provider (or any of its Affiliates), by reason of the provision of the Services provided hereunder. The Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by the Provider, and the Recipient shall not reproduce any such notices on any and all copies thereof. The Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any such intellectual property owned or licensed by the Provider (or any of its Affiliates), and the Recipient shall promptly notify the Provider of any such attempt, regardless of whether by the Recipient or any Third Party, of which the Recipient becomes aware.

(b) Except as required by applicable Law in order to perform a particular Service or as specifically set forth in this Agreement or in any other written agreement entered into from time to time with respect to this Agreement (including in any Schedule or exhibit attached hereto or thereto), in the Separation and Distribution Agreement or any other Ancillary Agreement, title and ownership of any assets of property of the Recipient or any of its Subsidiaries (or its or their direct or indirect parent companies) shall remain vested in the Recipient and its Subsidiaries (or its or their direct or indirect parent companies), and the risk of loss related thereto shall remain with such Persons at all times. For the avoidance of doubt, subject to the exceptions in the immediately preceding sentence, the Provider and its Subsidiaries (and its and their direct and indirect parent companies) shall have no obligation to acquire or maintain insurance with respect to the assets or property of any other Person used in connection with the performance of the Services. This paragraph (b) is intended to apply to all applicable Services performed in connection with this Agreement, including any and all warehousing, storage and distribution services.

(c) To the extent the Provider or its Affiliates or any of its or their Representatives use any know-how, processes, technology, trade secrets or other intellectual property owned by or licensed to any such Person in providing the Services, such property (other than to the extent licensed to the Provider or its Affiliates by the Recipient or its Affiliates) and any derivative works of, or modifications or improvements to, such intellectual property conceived or created as part of the provision of Services will, as between the parties, remain the sole property of the Provider or its applicable Affiliates or Representatives unless such improvements were specifically created for the Recipient or its Affiliates pursuant to a specific Service as specifically indicated in Schedule I to this Agreement or as otherwise agreed in writing from time to time. The applicable Party will and hereby does assign to the applicable owner designated above, and agrees to assign automatically in the future upon first recordation in a tangible medium or first reduction to practice, all of such Party’s right, title and interest in and to all such improvements, if any. All rights not expressly granted herein are reserved. Notwithstanding the foregoing, if there is any conflict between the terms of this Section 9.02 and specific terms of the Separation and Distribution Agreement or any Ancillary Agreement, then the terms of the Separation and Distribution Agreement or such Ancillary Agreement will prevail.

Section 9.03 Miscellaneous. Sections 9.01 (Counterparts), 9.02 (Governing Law), 9.03 (Assignability), 9.04 (Third Party Beneficiaries), 9.06 (Severability), 9.08 (No Set Off), 9.10 (Headings), 9.11 (Survival of Covenants), 9.12 (Subsidiaries and Employees), 9.13 (Waivers), 9.14 (Amendments), 9.15 (Interpretations), 9.16 (Public Announcements), 9.17 (Specific Performance) and 9.18 (Mutual Drafting) of the Separation and Distribution

Agreement shall be incorporated by reference herein as though included in this Agreement (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation and Distribution Agreement or any other Ancillary Agreement); provided that any specific provision of this Agreement or any other written agreement entered into by Provider and Recipient with respect to this Agreement (including any Schedule or exhibit hereto or thereto) shall control in the event of any conflict with such sections of the Separation and Distribution Agreement; provided further that all sections and provisions of the Separation and Distribution Agreement incorporated by reference in this Agreement shall be interpreted wherever possible in a manner fulfilling the purpose of such provision of the Separation and Distribution Agreement as applied to this Agreement, taking into account the context.

Section 9.04 Assignability; Utilities Transfers.

(a) In addition to the assignment provisions incorporated by reference from Section 9.03 of the Separation and Distribution Agreement, any Party may assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, that in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any Liability of the assignee under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement (including Section 9.04(a)), in the event of any assignment to a Third Party or other Change of Control or other occurrence with respect to the Provider (if such Provider is Baxalta or any of its Subsidiaries) of any Service in respect of utilities or wastewater management, Recipient shall at all times thereafter during the Term have the right to purchase (or permit any of its controlled group Affiliates to purchase) or otherwise acquire from Provider or its applicable controlled group Affiliates all equipment and machinery necessary to become the provider of all or part (at Recipient’s option) of such utilities or wastewater services. In the event that Recipient exercises such option from time to time, the purchase price for any such equipment or machinery shall be equal to Provider’s (or its applicable Affiliates’) then-current book value for such equipment or machinery. If Recipient chooses to exercise such right, it shall notify Provider in writing, and Provider shall promptly (and in any event within fifteen (15) days) provide Recipient with the net book value (determined in accordance with Provider’s ordinary course accounting principles and methodologies) for the applicable equipment and machinery. If Recipient determines that it will proceed with the purchase of such applicable equipment, the purchase price shall be paid by wire transfer with immediately available funds, and Provider shall ensure that the applicable equipment and machinery is available for transfer to Provider without any lien or encumbrance. Baxalta shall cooperate, and shall cause its controlled group Affiliates to cooperate, to effect such purchase or other acquisition, and to allow Recipient to become the provider of the applicable Services related thereto; provided that, in any such event, Provider shall become the recipient of such Service on the terms described herein (such that, from the time such equipment and machinery transfers and Recipient has the capability to provide such Service, Baxter or its applicable Subsidiary shall become the Provider, and Baxalta or its applicable Subsidiary shall become the Recipient). Baxalta’s cooperation requirements pursuant to this paragraph shall include permitting Baxter and its Affiliates to solicit and hire (to the extent permitted by applicable Law) any employees of Baxalta and its Affiliates (or other parties) for whom the majority of his or her time is dedicated to providing support for the applicable utilities or wastewater management Services, with any such solicitation or hiring agreed herein to be permitted and not a violation of Section 2.04 of that certain Employee Matters Agreement, dated as of June 30, 2015, between Baxter and Baxalta.

Section 9.05 Independent Contractors. The Parties each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship. Employees performing services hereunder do so on behalf of, under the direction of, and as employees of, the Provider, and the Recipient shall have no right, power or authority to direct such employees.

Section 9.06 Notices. All Notices pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to Baxter or any Subsidiary thereof:

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Attn: General Counsel

E-mail: general_counsel@baxter.com

If to Baxalta or any Subsidiary thereof:

Baxalta Incorporated

One Baxter Parkway

Deerfield, Illinois 60015

Attn: General Counsel

E-mail: general_counsel@baxalta.com

with copies in each case to each Provider or Recipient to whom the Notice is applicable, at the address (if any) for such Provider or Recipient set forth in the applicable Joinder Agreement.

Any Party may, by Notice to Baxter (if notice is from a Party not a Subsidiary of Baxter) or Baxalta (if notice is from a Party not a Subsidiary of Baxalta), change the address to which such Notices are to be given.

Section 9.07 Force Majeure; Priority.

(a) No Party or other Person shall be deemed in default of this Agreement for failure to fulfill any obligation (other than a payment obligation) so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party or other Person claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the other Party or Parties of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable. During the period of a Force Majeure, the Recipient shall cooperate with Provider to satisfy Provider’s obligations under clause (b) of the preceding sentence and shall (subject to such compliance) be (i) relieved of the obligation to pay Charges for such Service(s) throughout the duration of such Force Majeure and (ii) entitled to permanently terminate such Service(s) without penalty or further Charges or costs related thereto (except for any Charges, costs or expenses that would have been borne by Recipient upon expiration or termination had the Service continued throughout the maximum permitted period under this Agreement, including any permitted extension to the Service Period) if a Force Majeure shall continue to exist for more than thirty (30) consecutive days, it being understood that the Recipient shall not be required to provide any advance notice of such termination to the Provider, but shall only have such termination right for so long as the failure to perform due to Force Majeure is continuing.

(b) In the event that the Provider is producing a Service both for the Recipient and for itself or any other Person (including any Affiliate of the Provider) and, due to Force Majeure, the Provider’s capacity to provide such Service is diminished such that the Provider can no longer provide such Service for all parties for whom the Provider was previously providing such Service to the full extent that the Provider was previously providing such Service, the Provider and the Recipient shall, consistent with applicable regulatory requirements, cooperate to remedy the situation by (i) sharing remaining capacity ratably based on the actual pro rata allocation in the one-year period prior to such Force Majeure event, (ii) outsourcing such Service to a mutually agreed Third Party to the extent that doing so does not require the Provider or the Recipient to share any confidential information it does not desire to disclose or (iii) taking such other action as shall be mutually agreed by the Provider and the Recipient.

Section 9.08 Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, this shall include reasonable assistance related to the transition of Services to Recipient upon their expiration or termination, at Recipient’s cost and expense, by Provider.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

BAXTER INTERNATIONAL INC.

By:	/s/ James K. Saccaro
Name:	James K. Saccaro
Title:	Corporate Vice President

BAXALTA INCORPORATED

By:	/s/ Robert J. Hombach
Name:	Robert J. Hombach
Title:	Corporate Vice President and Chief Financial Officer

Exhibit A

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed pursuant to Section 2.2 of the Long Term Services Agreement dated as of June 30, 2015, by and between Baxter International Inc. (“Baxter”) and Baxalta Incorporated (“Baxalta”) (the “LSA”), and is dated as of [●], 2015, by and between [name of NewBaxter Subsidiary], a [entity type] organized under the laws of [Jurisdiction] (“NewBax Subsidiary”) and [name of Baxalta Subsidiary], a [entity type] organized under the laws of [Jurisdiction] (“Baxalta Subsidiary”). Terms used herein and not otherwise defined herein shall have the meanings attributed to them in the LSA.

R E C I T A L S:

WHEREAS, the board of directors of Baxter has determined that it is appropriate and advisable to separate Baxter’s biopharmaceuticals business from its other businesses;

WHEREAS, in order to effectuate the foregoing, Baxter and Baxalta have entered into a Separation and Distribution Agreement, dated as of June 30, 2015 (the “Separation and Distribution Agreement”), which provides for, among other things, the contribution from Baxter to Baxalta of certain assets, the assumption by Baxalta of certain Liabilities (as defined in the Separation and Distribution Agreement) from Baxter, the distribution by Baxter of Baxalta common stock to Baxter shareholders, and the execution and delivery of certain agreements in order to facilitate and provide for the foregoing, in each case subject to the terms and conditions set forth therein;

WHEREAS, in order to ensure an orderly transition under the Separation and Distribution Agreement, Baxter and Baxalta have entered into the LSA, which sets forth the terms and conditions pursuant to which each Provider shall provide to the applicable Recipient the Services described in the LSA; and

WHEREAS, each of NewBax Subsidiary and Baxalta Subsidiary desire to execute this Joinder Agreement to be bound by the terms of the LSA.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Joinder Agreement and the LSA, NewBax Subsidiary and Baxalta Subsidiary hereby agree as follows:

1. Agreement to be Bound. Each of NewBax Subsidiary and Baxalta Subsidiary agree that, with effect from the Commencement Date, it shall become a party to the LSA as a Provider and a Recipient, respectively, and shall be fully bound by and subject to all of the covenants, terms and conditions of the LSA with the same force and effect as if it were an original party thereto. Each of NewBax Subsidiary and Baxalta Subsidiary acknowledges that it has received a copy of the LSA.

2. Corporate Power. Each party to this Joinder Agreement represents as follows:

(a) it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Joinder Agreement and the LSA and to consummate the transactions contemplated hereby and thereby; and

(b) this Joinder Agreement has been duly executed and delivered by it and, together with the LSA, constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof and thereof.

3. Counterparts. This Joinder Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

4. Signature and Delivery. Each of NewBax Subsidiary and Baxalta Subsidiary acknowledges that it may execute this Joinder Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Joinder Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Joinder Agreement. Each of NewBax Subsidiary and Baxalta Subsidiary expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind it to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other party to this Joinder Agreement at any time, it shall as promptly as reasonably practicable cause this Joinder Agreement to be manually executed (any such execution to be as of the date of the initial date hereof) and delivered in person, by mail or by courier.

5. Notices. All Notices applicable to this Joinder Agreement shall be provided to Provider and Recipient by way of Notice to Baxter (if Baxter is an Affiliate of the applicable recipient) or Baxalta (if Baxalta is an Affiliate of the applicable recipient) in accordance with the Notice requirements set forth in the LSA.

6. Headings. The Section headings contained in this Joinder Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Joinder Agreement.

7. Governing Law. This Joinder Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

8. Amendment. No provisions of this Joinder Agreement shall be deemed amended, supplemented or modified unless (a) NewBax Subsidiary and Baxalta Subsidiary have agreed in writing to such amendment, supplement or modification; and (b) such amendment, supplement or modification is in writing and signed by an authorized representative of each of NewBax Subsidiary and Baxalta Subsidiary.

9. Relationship to LSA. This Joinder Agreement shall be deemed to be part of, and a modification to, the LSA and shall be governed by all the terms and provisions thereof, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as a valid and binding agreement of NewBax Subsidiary and Baxalta Subsidiary enforceable against each of NewBax Subsidiary and Baxalta Subsidiary.

* * * * *

IN WITNESS WHEREOF, NewBax Subsidiary and Baxalta Subsidiary have caused this Joinder Agreement to be executed by their duly authorized representatives.

NEWBAX SUBSIDIARY		BAXALTA SUBSIDIARY

By:		By:
Name:	[●]	Name:	[●]
Its:	Authorized Representative	Its:	Authorized Representative

Schedule 1

Services

Service Provider:	Baxter
Service Recipient:	Baxalta
Facility Location:	Hayward, California
Service Classification:	Task-Specific Services
Description of Services:	Non-conforming material management; receiving and inspection of direct materials; shipping activities; internal transportation; spare parts management and maintenance; metrology and calibration of plant equipment; site data historian; local IT support; and depyrogenation of labware

Sch. 1 - 1

Service Provider:	Baxter
Service Recipient:	Baxalta
Facility Location:	Hayward, California
Service Classification:	Facility-Specific Services
Description of Services:	Warehousing; cafeteria space and maintenance; office and lab space for analytical assessment and development

Sch. 1 - 2

Service Provider:	Baxalta
Service Recipient:	Baxter
Facility Location:	Hayward, California
Service Classification:	Task-Specific Service
Description of Services:	Refrigerant management; badge reader management and maintenance; microbiology testing; maintenance and facility engineering; site security monitoring and maintenance; environmental monitoring; cleaning services; archiving; and local IT support

Sch. 1 - 3

Service Provider:	Baxter
Service Recipient:	Baxalta
Facility Location:	Lessines, Belgium
Service Classification:	Task-Specific Services
Description of Services:	Incident/first aid call response; Fire Brigade; nursing services; sprinkler system management; Environmental health services training kiosk management; site reception; security operations; camera operation and maintenance; speaker and pager equipment operation; fork lift maintenance; services required for manufacturing of mechanical pieces; phone services; utilities spare part management; common spare part management; clocking system management; system access control; IT utilities systems management; IT support services for the asset maintenance system; inspection of raw materials; raw materials samples retention; lab equipment sterilization; quality control laboratory raw materials tests; microbiology laboratory operations; sterility laboratory services; products release services; known consignor certification services; AEO certification services; IT support services for the WHS Management system; use of back-up equipment; high voltage operations and on duty interventions; IT support services for PCR hardware; micro lab equipment use; logistics application usage

Sch. 1 - 4

Service Provider:	Baxter
Service Recipient:	Baxalta
Facility Location:	Lessines, Belgium
Service Classification:	Facility-Specific Services
Description of Services:	Waste management; common area maintenance; cafeteria management; gas utility management; water and lab equipment sterilization; packing and shipping space rental; warehousing services and inventory management for ambient raw material

Sch. 1 - 5

Service Provider:	Baxalta
Service Recipient:	Baxter
Facility Location:	Lessines, Belgium
Service Classification:	Task-Specific Service
Description of Services:	Performance of Energy Branch Agreement declarations; technician services for utilities operations; environmental communications; PLC assess; technician services for utilities/facilities responses and other on duty interventions

Sch. 1 - 6

Service Provider:	Baxalta
Service Recipient:	Baxter
Facility Location:	Lessines, Belgium
Service Classification:	Facility-Specific Services
Description of Services:	Parking area access and maintenance; utilities management

Sch. 1 - 7

Service Provider:	Baxter
Service Recipient:	Baxalta
Facility Location:	Singapore
Service Classification:	Task-Specific Services
Description of Services:	Landscaping and exterior grounds maintenance; pest control; security

Sch. 1 - 8

Service Provider:	Baxter
Service Recipient:	Baxalta
Facility Location:	Singapore
Service Classification:	Facility-Specific Services
Description of Services:	Compressed air supply; fire protection system operation; land lease; cafeteria management; training room use; parking area access; waste collection space management; RO water supply

Sch. 1 - 9

Service Provider:	Baxalta
Service Recipient:	Baxter
Facility Location:	Singapore
Service Classification:	Facility-Specific Services
Description of Services:	Supply steam, water, electricity; waste treatment services

Sch. 1 - 10